Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-237048 on Form N-1A of our report dated May 25, 2021, relating to the financial statements and financial highlights of Phaeacian Accent International Value Fund and Phaeacian Global Value Fund, each a series of Datum One Series Trust, appearing in the Annual Report on Form N-CSR of Datum One Series Trust for the periods ended March 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois

July 28, 2021